EXHIBIT 99

 Family Dollar Reports August Sales and Updates Fiscal 2007 Guidance

    MATTHEWS, N.C.--(BUSINESS WIRE)--Sept. 6, 2007--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended September 1, 2007, increased 3.4% to approximately $494.4 million from $478.3 million for the comparable four-week period ended September 2, 2006. Total sales increases for the four-week period were strongest in food and seasonal categories, primarily toys and lawn and garden, while sales of apparel were softer. Comparable store sales for the four-week period increased 1.0% when compared with sales for the similar four-week period last year. The Company had 6,430 stores as of September 1, 2007, including 21 new stores opened in the fiscal August period.

                       Sales      Total Sales   Comparable Store Sales
(NRF Calendar)       (millions)     Change              Change
------------------   ----------   -----------   ----------------------
August 2007              $494.4          3.4%                     1.0%
Fourth Quarter         $1,631.9          3.8%                     1.0%
Fiscal 2007            $6,834.3          4.8%                     0.9%

    Fiscal Sales Results

    The National Retail Federation ("NRF") monthly sales reporting calendar followed by the Company and widely used in the retail industry included a non-comparable fifth week in the January period this year. Consequently, the sum of the months reported in monthly sales releases will differ from the Company's reported sales for its fiscal 2006 quarterly periods.

    Sales for the fourth quarter of fiscal 2007 ended September 1, 2007, were approximately $1,631.9 million, or 3.4% above sales of approximately $1,578.1 million for the fourth quarter of fiscal 2006 ended August 26, 2006. For the year ended September 1, 2007, sales were approximately $6,834.3 million, or 6.9% above sales of approximately $6,394.8 million for the year ended August 26, 2006.

    Outlook

    As previously disclosed, the Company has installed a new lease management system to create a searchable, electronic repository for the Company's extensive library of store leases. In conjunction with this installation, the Company currently continues to review balances related to store lease accounts. At this time, the Company estimates that the effect of any non-cash, non-recurring adjustments resulting from this review will not significantly impact fourth quarter earnings.

    Reflecting our current estimate of the impact of this ongoing review and better than expected expense trends, the Company now expects that earnings per diluted share in the fourth quarter will be between $0.24 and $0.27 compared with $0.21 per diluted share for the fourth quarter last year. For the full year, the Company currently expects net income per diluted share to be between $1.60 and $1.63 compared with $1.26 per diluted share for the prior fiscal year.

    The Company expects that comparable store sales for the September period ending October 6, 2007, will increase 1% to 3%.

    Cautionary Statements

    Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  the Company's ability to attract and retain employees,

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs, delays in and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

    -- unanticipated impact or results of the implementation of new systems and technology, including new point-of-sale systems and new lease administration systems,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  changes in inventory shrinkage, or

    -- changes in interpretations or applications of accounting principles.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    Fourth Quarter and Year-End Earnings Conference Call Information

    Family Dollar plans to announce financial results for the fourth quarter and year ended September 1, 2007, on Thursday, October 4, 2007. The Company plans to host a conference call on October 4, 2007, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (888) 215-0829 for domestic US calls and (706) 634-8796 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 15326605.

    There will also be a live webcast of the conference call that can be accessed at the following link:
http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, October 4, 2007.

    About Family Dollar

    With more than 6,400 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

    CONTACT: Family Dollar Stores, Inc.
             INVESTOR CONTACT:
             Kiley F. Rawlins, CFA, 704-849-7496
             krawlins@familydollar.com
             or
             MEDIA CONTACT:
             Josh Braverman, 704-814-3447
             jbraverman@familydollar.com